[LETTERHEAD OF QUARLES & BRADY LLP]


                                  May 12, 2000

Mountain States Capital, Inc.
1401 East Thomas Road
Phoenix, Arizona 85014

     Re: Form SB-2 Registration Statement

Dear Sirs:

     We refer to the Registration Statement on Form SB-2 of Mountain States Capital, Inc., an Arizona corporation (the "Company") to be filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the recission offering for approximately $2.6 million in outstanding promissory notes (the "Outstanding Notes") and the sale of up to $10 million in new promissory notes of the Company (the "New Notes" and, collectively with the Outstanding Notes, the "Notes"), pursuant to the Broker/ Dealer Agreement, as amended, to be filed as Exhibit 1.1 to the Registration Statement (the "Broker/ Dealer Agreement").

     We have reviewed the General Corporation Law of the State of Arizona and examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and the officers of the Company, as we deemed necessary for the opinions hereinafter expressed. On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Arizona.

     2. The Outstanding Notes are legally issued, fully paid and non-assessable. The New Notes covered by the Registration Statement, when issued and delivered by the Company against payment therefor as provided in the Registration Statement and the Broker/ Dealer Agreement, will be legally issued, fully paid and non-assessable.
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     3. The Outstanding Notes are, and the New Notes covered by the Registration
Statement will be, when issued and delivered by the Company against payment therefor as provided in the Registration Statement and the Broker/ Dealer Agreement, binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement; provided however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Sincerely,

                                        /s/ QUARLES & BRADY LLP